Exhibit 10.6

BOARD OF DIRECTORS

OF

AVON PRODUCTS, INC.

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective as of May 6, 2010)

BOARD OF DIRECTORS

OF

AVON PRODUCTS, INC.

DEFERRED COMPENSATION PLAN

ELIGIBILITY	Any member of the Board of Directors of Avon Products, Inc. (the “Company”) who is not also an employee of the Company or its subsidiaries (a “Non-Employee Director”) may participate in this Plan.

ELECTION TO DEFER	Each Non-Employee Director may elect to defer all or part of his or her cash compensation under Article II of the Avon Products, Inc. Compensation Plan for Non-Employee Directors payable for the succeeding calendar year of service. This election must be in writing and must be made no later than December 31st of the year before the year in which the compensation to be deferred is earned. This election will be made via election forms provided by the Company. To the extent that a Non-Employee Director makes this election prior to the applicable December 31st, then that election may be changed or revoked by the Non-Employee Director in writing before or on the December 31st of the year before the year in which the compensation to be deferred is earned. Such change or revocation shall be made in accordance with procedures established by the Company from time to time. Thereafter, any deferral election will be irrevocable. Any Non-Employee Director who elects to defer compensation in accordance with this Plan is hereinafter referred to as a “Participant.”

As part of this election, a Participant must choose between crediting deferred amounts to the “Deferred Cash Fund” or the “Deferred Stock Fund” (collectively, the “Account”). A Participant may choose to allocate deferred amounts within his or her Account in whole percentages.

PAYMENT ELECTION	At the time a Participant makes his or her first deferral election under this Plan, a Participant must make a one-time election in writing as to whether he or she wishes to receive payment of his or her Account in a single lump-sum or in annual installments, ranging from two to fifteen installments, pursuant to the “Payment of Account Balances” section below. This election will apply to all amounts deferred by a Participant under this Plan. This election will be made via election forms provided by the Company. Notwithstanding the foregoing, certain Participants made this payment election prior to January 1, 2008 in accordance with transition rules issued under Section 409A of the Internal Revenue Code. Those elections remain valid and are applicable to all amounts deferred by such Participants.

BENEFICIARY DESIGNATION	Upon first becoming a Participant, and/or from time to time thereafter, a Participant may designate a beneficiary who shall be entitled to receive payment under this Plan in the event of the Participant’s death. Beneficiary designations will be made in writing via forms provided by the Company. In the event that no beneficiary designation is made, or the Participant is not survived by a designated beneficiary, payment of any Account balance under this Plan will be made to the Participant’s surviving spouse, if any, otherwise to the Participant’s estate.

CREDITING OF DEFERRED

AMOUNTS	The Company shall establish and maintain an individual Account in the name of each Participant. Compensation deferred during any calendar quarter will be credited to the applicable Account on the last day of the calendar quarter in which the compensation otherwise would have been paid but for the election to defer.

DEFERRED CASH FUND	All deferred compensation, including any accumulated interest, credited to a Participant’s Deferred Cash Fund as of the end of any calendar quarter will be credited with additional interest for such calendar quarter at a rate that shall be the prime rate charged by JPMorgan Chase Bank, N.A. in effect on the last business day of such calendar quarter. Compensation that is deferred during any calendar quarter will commence accumulating interest as of the beginning of the calendar quarter following the calendar quarter in which the compensation otherwise would have been paid but for the election to defer.

DEFERRED STOCK FUND	The total dollar amount credited to a Participant’s Deferred Stock Fund for any calendar quarter will be converted into a number of shares of Stock equivalents, including fractions (“Stock Units”). The number of Stock Units so credited to such fund will be equal to the number of shares of Stock, including fractions, that could have been purchased with the amount of compensation deferred for the calendar quarter at the closing price of a share of such Stock on the New York Stock Exchange averaged over the last ten trading days of the applicable calendar quarter.

As of the date any dividend is paid to shareholders of Stock, the Participant’s Deferred Stock Fund shall also be credited with additional Stock Units equal to the number of shares of Stock (including fractions of a share) that could have been purchased at the closing price of Stock on such date with the dividends paid on the number of shares of Stock to which the Participant’s Stock Units are then equivalent.

As of the end of the calendar year in which the Participant, for any reason, ceases to be a member of the Board of Directors, the total number of his or her Stock Units, including fractions, will be converted to a cash value amount. In determining such amount, each Stock Unit will be deemed to have a value equal to the closing price of a share of Stock on the New York Stock Exchange averaged over the last ten trading days of such calendar year. The resulting cash value will then be transferred into a Deferred Cash Fund that is maintained for that Participant.

If at any time the number of the Company’s outstanding shares of Stock shall be adjusted in accordance with the terms of the Company’s equity incentive plan, then the number of Stock Units to which such Stock is equivalent will be adjusted in the same proportion.

The term “Stock” shall have the meaning set forth in the Company’s stock incentive plan that is in effect from time to time.

VALUATION OF ACCOUNTS	The cash value of a Participant’s Account, including any accumulated interest and Stock Units, will be determined each December 31st (a “Valuation Date”). For years in which the Participant continues to be a member of the Board of Directors on the last day of such year, Stock Units will be valued for this purpose based on the closing price of a share of Stock on the New York Stock Exchange on the last trading day of such year.

PAYMENT OF ACCOUNT BALANCES	The value of a Participant’s Account shall be payable in cash in a single payment in January of the year following the year in which such Participant ceases to be a member of the Board of Directors (to the extent such cessation constitutes a “Separation from Service” under Section 409A of the Internal Revenue Code). However, if otherwise previously elected by the Participant in accordance with this Plan, such value may be paid out in consecutive annual installments up to a maximum of fifteen annual installments. All installment payments will be made in each January commencing with the year following the year in which such Participant ceases to be a member of the Board of Directors (to the extent such cessation constitutes a “Separation from Service” under Section 409A of the Internal Revenue Code).

Should a Participant elect installment payments, the amount of the first installment payment will be a fraction of the value of such Participant’s Account on the preceding Valuation Date, the numerator of which is one and the denominator of which is the total number of annual installments elected. Thereafter, the amount of each subsequent payment will be a fraction of the remaining value of such Participant’s Account on the Valuation Date preceding each subsequent installment payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. Interest shall continue to accrue on the unpaid balance of the Account, credited annually in accordance with the “Deferred Cash Fund” section above.

DEATH OF A DIRECTOR	Notwithstanding anything to the contrary in this Plan or any election by a Participant to receive installment payments, in the event of a Participant’s death any time prior to complete distribution of all amounts payable under this Plan, the unpaid balance of such Participant’s Account, including any unpaid installments, will be determined as of the Valuation Date at the end of the calendar year in which the death occurs, and will be paid in a single lump sum in the January immediately following such Valuation Date. All Stock Units credited to a Deferred Stock Fund will be converted to a cash value as described in the “Deferred Stock Fund” section above. Payment will be made to the Participant’s beneficiary in accordance with this Plan.

ADMINISTRATION	This Plan shall be administered by the Secretary of the Company, who shall have the power to interpret this Plan and delegate administrative duties under this Plan to others. The right to receive compensation under this Plan may not be transferred, assigned, or subject to attachment or other legal process.

AMENDMENT, SUSPENSION,

AND TERMINATION	This Plan may be amended at any time by action of the Board of Directors, provided that no amendment may adversely affect rights to compensation deferred prior to the effective date of such amendment. This Plan may be suspended or terminated at any time by action of the Board of Directors, provided that all amounts deferred under this Plan will continue to be payable in accordance with the terms of this Plan in effect at the time of such suspension or termination unless the Board of Directors provides otherwise.

SECTION 409A	This Plan will be interpreted in a manner to comply with the requirements of Section 409A of the Internal Revenue Code.

GOVERNING LAW	This Plan shall be governed by and subject to the laws of the State of New York and applicable Federal laws.

The Company has caused this Plan to be amended and restated as of May 6, 2010.

AVON PRODUCTS, INC.

By:	/s/ Kim K.W. Rucker
Name: Kim K.W. Rucker
Title: Senior Vice President, General Counsel & Corporate Secretary

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